NEWS FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE: July 19, 2004

CONTACT: Steven R. Williams - (304) 842-3597 http://www.petd.com

PETROLEUM DEVELOPMENT ADDS TO NATURAL GAS AND OIL COMMODITIES;

ANNOUNCES PLANS TO DRILL EXPLORATORY WELL

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) today announced that it has added to previously announced natural gas and oil commodities options positions to protect against possible price instability in future months. The Company purchased natural gas put options (floors) to provide downside protection. The costs of these puts are offset by the sale of calls (ceilings). The strike prices for the floors and ceilings were set at levels that allowed two floors to be purchased for each ceiling sold.

The Company set floors at $5.00 per million British thermal unit (Mmbtu) for the period from November 2004 through March 2005 for approximately one third of current production from its Wattenberg Field wells in Colorado. The ceilings were set at $6.20. The Company also set NYMEX based floors at $5.32 per Mmbtu for the period from January 2005 through March 2005 on approximately all of its Yuma County, Colorado production (Williams acquisition).

The accompanying tables summarize all of the Company's current hedging positions.
		Floors		Ceilings
Month Set	Month	Monthly Quantity Mmbtu	Contract Price	Monthly Quantity Mmbtu	Contract Price
	NYMEX Based Hedges - (Appalachian and Michigan Basins)
1/04	Jul 2004 - Oct 2004	122,000	$5.00	-	-
10/03	Jul 2004 - Oct 2004	81,000	$4.00	81,000	$5.65
5/04	Nov 2004 - Mar 2005	180,000	$5.67	90,000	$7.00
2/04	Apr 2005 - Oct 2005	122,000	$4.28	61,000	$5.00

	Colorado Interstate Gas (CIG) Based Hedges (Piceance Basin)
10/03	Jul 2004 - Oct 2004	25,000	$3.20	25,000	$4.70
1/04	Jul 2004 - Oct 2004	25,000	$4.17	-	-
5/04	Nov 2004 - Mar 2005	60,000	$5.04	30,000	$6.00
2/04	Apr 2005- Oct 2005	33,000	$3.10	16,000	$4.43

	Colorado Interstate Gas (CIG) Based Hedges (Wattenberg)
7/04	Nov 2004 - Mar 2005	80,000	$5.00	40,000	$6.20

	NYMEX Based Hedges (Williams acquisition)
6/03	Jul 2004 - Dec 2004	150,000	$4.50	-	-
7/04	Jan 2005 - Mar 2005	150,000	$5.32	-	-
2/04	Apr 2005 - Oct 2005	150,000	$4.26	75,000	$5.00

	Oil hedges
	Month	Monthly Quantity Mmbtu	Contract Price
2/04	Jul 2004 - Dec 2004	10,000	$31.63

Continued to Page 2

Exploratory Well

Petroleum Development Corporation intends to spud an exploratory well in Moffat County, Colorado in early third quarter 2004. The Fox Federal 1-13 well will be drilled to an approximate depth of 12,000 feet to test the Mesaverde Formation. The well, a western Sand Wash Basin test, is located in Township 9 North, Range 97 West, approximately 40 miles northwest of the town of Craig, Colorado. The Company will fund the drilling of the well from its corporate capital budget and will have a 100% working interest. The well has a dry hole cost of approximately $1.2 million dollars and a completed well cost of approximately $2.0 million dollars.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) has been named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002 and was added to the Russell 3000 List of companies in 2003. An independent energy company, PDC is primarily engaged in the development, production and marketing of natural gas in the Appalachian Basin, the Rocky Mountains and Michigan.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street - P. O. Box 26 - Bridgeport, West Virginia - Phone: (304) 842-3597